EXHIBIT 12.1


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                           Year Ended December 31,

                                                    Pro Forma
                                             1995     1995    1994    1993    1992 *   1991
Earnings

Income (loss) before taxes and
minority interest .....................   $ (27.7) $ (53.0) $   2.0 $ (64.9) $   3.0 $ (41.9)

Adjustments:

Minority interest in losses of
consolidated subsidiaries .............       --       --       --      --       --      --

Undistributed (income) loss of
less than 50% owned investments .......       --       --       --      0.7      3.7    (5.8)

Distributions from less than
50% owned investments .................       --       --       --      --       --      1.7

Fixed charges .........................      51.3     58.4     41.2    34.8     27.2    36.2

Earnings ..............................      23.6      5.4     43.2   (29.4)    33.9    (9.8)

Combined fixed charges, including
preferred accretion

Interest expense, including debt
discount amortization .................      39.5     45.6     30.5    31.2     23.3    31.5

Accretion of redeemable convertible
preferred stock .......................       7.3      8.1      5.9     0.2      --      --

Amortization/writeoff of debt
issuance costs ........................       2.3      2.5      2.3     1.3      1.7     1.6

Portion of rental expense
representative of interest factor
(assumed to be 33%) ...................       2.2      2.2      2.5     2.1      2.2     3.1

Fixed charges .........................   $  51.3  $  58.4  $  41.2 $  34.8  $  27.2 $  36.2

Ratio of earnings to combined fixed
charges ...............................      (1)      (1)       1.0x   (1)       1.2x   (1)

Amount of earnings deficiency for
coverage of combined fixed charges ....   $  27.7  $  53.0  $   --  $  64.2  $   --  $  46.0

(1)  Less than 1.0x.

*Fruehauf deconsolidated as of January 1, 1992